Exhibit 10.49

OFFICE DEPOT, INC.

RETENTION AGREEMENT

This Retention Agreement (hereinafter, the “Agreement”), by and between Office Depot, Inc. (the “Company”) and Steven M. Schmidt (“Executive”), is effective as of the date signed by Executive below (the “Effective Date”). Both the Company and Executive are hereinafter individually referred to as a “Party” and jointly referred to as “Parties” in this Agreement.

WHEREAS, Executive currently serves as President, International for the Company; and

WHEREAS, Executive is party to a Change in Control Agreement with the Company dated December 16, 2010, and amended from time to time thereafter (the “CIC Agreement”), under which Executive may become entitled to severance benefits upon his separation of employment with the Company; and

WHEREAS, the Company has entered into an Agreement and Plan of Merger with Staples, Inc. and Staples AMS, Inc. dated as of February 4, 2015 (the “Merger Agreement”) pursuant to which, subject to the conditions set forth in the Merger Agreement, the Company would be merged with and into Staples AMS, Inc., a wholly-owned subsidiary of Staples, Inc. (the “Merger”); and

WHEREAS, Company has determined that it is in the best interests of the Company and its shareholders to assure that the Company will continue to have the dedication of Executive through the Merger process and therefore desires to provide Executive with a cash payment if Executive remains employed by the Company for a specified period of time; and

WHEREAS, any compensation to which Executive may become entitled under this Agreement shall be in addition to any compensation to which Executive may become entitled under any other agreement or arrangement pursuant to which Executive and the Company are parties from time to time, including but not limited to the CIC Agreement; and

WHEREAS, the Company and Executive have determined it is in their mutual best interests to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and provisions contained herein, and intending to be legally bound hereby, the Parties hereto agree as follows:

1.	DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings specified below:

1.1 “Agreement” shall mean this Retention Agreement.

1.2 “Board” or “Board of Directors” shall mean the Board of Directors of the Company.

1.3 “Cause” shall mean the occurrence of any one of the following:

(a) the continued failure of Executive to perform substantially Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that Executive has not substantially performed Executive’s duties and providing Executive with thirty (30) days to cure, or

(b) the engaging by Executive in illegal conduct or gross misconduct in violation of the Company’s Code of Ethical Behavior.

Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the Company’s Board of Directors, finding that, in the good faith opinion of the Board, Executive is guilty of the conduct described in subsection (a) or (b) above, and specifying the particulars thereof in detail.

1.4 “Closing Date” shall have the meaning set forth in the Merger Agreement.

1.5 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

1.6 “Company” shall mean Office Depot, Inc. or any successor to its business and/or assets.

1.7 “Effective Date” shall mean the date this Agreement is signed by Executive.

1.8 “Executive” shall mean Steven M. Schmidt.

1.9 “Final Payment Date” shall mean March 15, 2016.

1.10 “Merger” shall mean the merger of the company with and into Staples AMS, Inc., a wholly-owned subsidiary of Staples, Inc., pursuant to and subject to the conditions set forth in the Merger Agreement.

1.11 “Merger Agreement” shall mean the Agreement and Plan of Merger dated as of February 4, 2015, which the Company has entered into with Staples, Inc. and Staples AMS, Inc.

1.12 “Merger Termination Date” shall mean the date on which the Merger Agreement terminates pursuant to a final and non-appealable judgment, injunction, order or decree of the Federal Trade Commission prohibiting the consummation of the Merger.

1.13 “Notice of Separation” shall mean a written notice from the Company to Executive under Section 3.6 specifying the Separation Date and which, if required by this Agreement, sets forth in reasonable detail the facts and circumstances relating to the basis for Executive’s separation from employment.

1.14 “Party” or “Parties” shall mean the Company and Executive individually or collectively, respectively.

1.15 “Retention Payment” shall be as defined in Section 2.1.

1.16 “Revocation Period” shall be as defined in Section 2.2(a).

1.17 “Separation Date” shall mean the date specified in the Notice of Separation (which may be immediate) as the effective date of Executive’s termination of employment with the Company initiated by the Company without Cause.

2.	RETENTION PAYMENT

2.1 In General. Executive will vest in a retention payment of one million dollars ($1,000,000.00) (the “Retention Payment”) if Executive remains actively employed until the first to occur of:

(a)	the Closing Date;

(b)	the Merger Termination Date;

(c)	the Separation Date; and

(d)	the Final Payment Date.

If Executive vests in the Retention Payment as specified above, the Company shall make payment of the Retention Payment to Executive in a single lump sum payment within sixty (60) days following the first to occur of such dates (except as provided in Section 2.2(b) or Section 2.3 below). Upon Executive’s receipt of the Retention Payment under this Agreement, this Agreement shall terminate and the Company shall have no further obligation to Executive with respect to the subject matter under this Agreement. In the event the Company initiates the termination of Executive’s employment for Cause or Executive initiates his termination of employment for any reason, in either case prior to the date on which Executive vests in the Retention Payment as specified above, Executive shall forfeit the Retention Payment, this Agreement shall terminate and the Company shall have no obligation to Executive with respect to the subject matter of this Agreement.

2.2 Release of Claims.

(a) Except as provided in subsection (b) below, payment of the Retention Payment to Executive pursuant to Section 2.1 is contingent upon Executive executing and not revoking the Company’s customary release and covenant-not-to-sue agreement in favor of the Company, its officers, directors, employees, agents, parent corporation or subsidiaries, affiliates or divisions, its successors, assigns, beneficiaries, servants, legal representatives, insures and heirs. The Company shall provide the proposed release to Executive not later than seven (7) days following the date on which Executive becomes vested in the Retention Payment pursuant to Section 2.1. Executive must (i) execute and return the release to the Employer within the period specified in the release (which will not be more than 45 days after the Employer delivers the release to Executive) and (ii) not revoke the release within any seven-day revocation period that applies to Executive under the Age Discrimination in Employment Act of 1967, as amended (the “Revocation Period”). If Executive does not execute and deliver the release to the Company within the period described in clause (i) or Executive revokes the release within the period described in clause (ii), Executive shall forfeit the Retention Payment, this Agreement shall terminate and the Company shall have no obligation to Executive with respect to the subject matter of this Agreement.

(b) Notwithstanding Section 2.2(a) above or any other provision of this Agreement, if Executive vests in the Retention Payment pursuant to Section 2.1 above, then the Company will make payment of the Retention Payment to Executive no later than the Final Payment Date even if Executive has not yet executed and returned to the Company the release of claims described in Section 2.2(a) above or any Revocation Period described in Section 2.2(a) above has not yet expired.

2.3 Section 409A. To the extent applicable, this Agreement shall at all times be administered and construed in accordance with the requirements of Code Section 409A, including any applicable exceptions. The Company shall have authority to take action, or refrain from taking any action, with respect to the payments and benefits under this Agreement that is reasonably necessary to comply with Code Section 409A. To the extent that any compensation payable under this Agreement constitutes deferred compensation within the meaning of Code Section 409A and the Department of Treasury regulations and other guidance thereunder, (i) the provisions of this Agreement that provide for payment of such compensation that is triggered by Executive’s termination of employment shall be deemed to provide for payment that is triggered only by Executive’s “separation from service” within the meaning of Treasury Regulation Section §1.409A-1(h) (“Separation from Service”), (ii) if, on the date of Executive’s Separation from Service, Executive is a “specified employee” within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-1(i) (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of such Separation from Service or in the absence of such rules established by the Company, under the default rules for identifying specified employees under Treasury Regulation Section 1.409A-1(i)) and to the extent the Company makes a good faith determination that payment of such compensation must be delayed to comply with Code Section 409A(a)(2)(B)(i), payment of such compensation that is triggered by Executive’s Separation from Service shall be made on the first business day following the six (6) month anniversary of the date of such Separation from Service (provided, however, that if Executive dies after the date of such Separation from Service, payment will be paid to Executive’s estate in a lump sum without regard to the six-month delay that otherwise applies to specified employees); and (iii) if the timing of Executive’s execution of the release of claims pursuant to Section 2.2(a) above can impact the calendar year in which the Retention Payment is paid, the Retention Payment will be paid in the later calendar year. Executive acknowledges and agrees that the Company has made no representation regarding the tax treatment of any payment under this Agreement and, notwithstanding anything else in this Agreement, that Executive is solely responsible for all taxes due with respect to any payment under this Agreement

3.	MISCELLANEOUS

3.1 Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, practice, policy or program provided by the Company for which Executive may qualify, nor shall anything in this Agreement limit or otherwise affect any rights Executive may have under any contract or agreement with the Company.

3.2 Employment at Will. This Agreement shall not be considered an employment agreement and in no way guarantees Executive the right to continue in the employment of the Company or its affiliates. Executive’s employment is considered employment at will, subject to Executive’s right to receive the Retention Payment upon certain separations from employment as provided herein.

3.3 Withholding. The Company may deduct and withhold from any amounts payable under this Agreement such federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.

3.4 Assignment. This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution, and any assignment in violation of this Agreement shall be void.

3.5 Successors; Binding Agreement. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement, in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

3.6 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or seven days after mailing if mailed first class, certified mail, postage prepaid, addressed as follows:

If to the Company:	Office Depot, Inc.
c/o EVP, General Counsel
6600 North Military Trail
Boca Raton, Florida 33496

If to Executive:	To Executive’s last known address on file with the Company.

Any Party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other Party in the same manner provided herein.

3.7 Entire Agreement. This Agreement sets forth the entire agreement of the Parties hereto in respect of the subject matter contained herein and, except as otherwise provided herein, supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any Party hereto in respect of the subject matter contained herein, and any prior agreement of the Parties hereto in respect of the subject matter contained herein is hereby terminated and canceled. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party, which are not set forth expressly in this Agreement. None of the Parties shall be liable or bound to any other Party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.

3.8 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

3.9 Waiver. Failure of either Party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the Party making the waiver. No failure or delay by either Party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

3.10 Amendments and Modifications. No provision of this Agreement may be amended, modified, waived or discharged except by a written document signed by Executive and a duly authorized officer of the Company.

3.11 Governing Law. The validity and effect of this Agreement shall be governed by and be construed and enforced in accordance with the laws of the State of Florida.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates specified below.

EXECUTIVE:

By:	/s/ Steven M. Schmidt	DATE:	April 7, 2015
Steven M. Schmidt

EMPLOYER:

By:	/s/ Roland C. Smith	DATE:	April 7, 2015
Roland C. Smith
Chairman and Chief Executive Officer